EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:51am 06/09/2006
Filed 10:51am 06/09/2006
SRV 060558509 - 4172816 FILE

CERTIFICATE OF TRUST

OF

BEAZER HOMES CAPITAL TRUST I

This Certificate of Trust of Beazer Homes Capital Trust I (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.)(the “Act”).

1.         Name. The name of the statutory trust formed by this Certificate of Trust is:  Beazer Homes Capital Trust I.

2.         Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Chase Bank USA, National Association c/o JPMorgan Chase Bank, National Association, 500 Stanton Christiana Road, Building 4 (3rd Floor), Newark, Delaware 19713, Attention:  Worldwide Securities Services.

3.         Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned trustee has executed this Certificate of Trust in accordance with section 3811(a)(1) of the Act.

CHASE Bank USA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Delaware Trustee

By:	/s/ Diane P. Ledger
Name: Diane P. Ledger
Title: Assistant Vice President